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                           KIRKPATRICK & LOCKHART LLP
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                         1800 Massachusetts Avenue, N.W.
                                   2ND FLOOR
                          WASHINGTON, D. C. 20036-1800

                            TELEPHONE (202) 778-9000
                            FACSIMILE (202) 778-9100
                                   www.kl.com

                                 August 9, 1999

INVESCO Bond Funds, Inc.
7800 East Union Avenue
Denver, Colorado  80236

Dear Sir or Madam:

      You have requested our opinion, as counsel to INVESCO Bond Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland on April 2, 1993, as to certain matters regarding the issuance of Shares of the Company in connection with the reorganization of INVESCO Tax-Free Bond Fund, a series of a Maryland corporation; (the "Acquired Fund") into the Company, as provided for in the Agreement and Plan of Conversion and Termination (the "Plan") between the Company and INVESCO Tax-Free Income Funds, Inc. on behalf of the Acquired Fund. The Plan provides for the Acquired Fund to transfer all of its assets to a new series of the Company (the "Acquiring Fund") in exchange solely for the issuance of Shares and the Acquiring Fund's assumption of the liabilities of the Acquired Fund. (As used in this letter, the term "Shares" means the shares of common stock of the Acquiring Fund to be issued in connection with the Plan.)

      We have, as counsel, participated in various corporate and other matters relating to the Company. We have examined copies, either certified or otherwise proved to be genuine, of its Articles of Incorporation and By-Laws, the minutes of meetings of its Board of Directors and other documents relating to the organization and operation of the Company, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the Shares of the Company may be legally and validly issued in accordance with the Company's Articles of Incorporation and By-Laws and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, and when so issued, the Shares will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 39 to the Company's Registration Statement on Form N-1A (File No. 002-57151) to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information filed as part of the Registration Statement.

                                   Sincerely,

                                   /s/Kirkpatrick & Lockhart LLP
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                                   Kirkpatrick & Lockhart LLP